EXHIBIT 4.3

AMENDED AND RESTATED

INVESTOR RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (the “Agreement”) is entered into as of October, 2010, by and among Pacific DataVision, a California corporation (the “Company”), the investors listed on Schedule A hereto (the “Investors,” each of which is herein referred to as an “Investor”) and the persons listed on Schedule B hereto, each of whom is herein referred to as a “Prior Holder”).

W I T N E S S E T H:

WHEREAS, at one or more closings of the Company’s Series AA Preferred Stock financing (the “Closings”), the Company proposes to issue, and certain of the Investors are planning to purchase, a total of up to 2,750,000 units (the “Units”), each Unit consisting of one share of Series AA Preferred Stock of the Company (the “Series AA Preferred Stock”) and warrants to purchase two shares of Series AA Preferred Stock (the “Warrants”) pursuant to a Securities Purchase Agreement (the “Purchase Agreement”);

WHEREAS, certain of the Investors are presently holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock of the Company;

WHEREAS, the Company, certain of the Investors and the Prior Holders are parties to that certain Amended and Restated Investor Rights Agreement dated as of August 16, 2006 (the “2006 Rights Agreement”);

WHEREAS, the Company and the Investors desire to amend and restate the 2006 Rights Agreement, among other things (i) to reflect the issuance of the Units pursuant to the Purchase Agreement, the conversion of the Series B Preferred Stock and Series C Preferred Stock into Series AA Preferred Stock and the conversion or exchange of shares of Series A Preferred Stock into Series AA Preferred Stock and, (ii) since all Investors have been offered the opportunity to purchase shares under the Purchase Agreement, to waive the participation rights set forth in the 2006 Rights Agreement as they would otherwise apply to the Purchase Agreement; and

WHEREAS, as provided by the 2006 Rights Agreement, the Company and the holders of Registrable Securities under the 2006 Rights Agreement have approved the amendments reflected in this Agreement and waived the participation rights set forth in the 2006 Rights Agreement, as evidenced by their signature hereon.

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions set forth herein, the parties hereto agree as follows:

1.	General.

1.1    Definitions. As used in this Agreement the following terms shall have the following respective meanings:

(a)    “Charter” means the Company’s Amended and Restated Articles of Incorporation dated on or about the date hereof, as the same may be amended from time to time.

(b)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(c)    “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor or similar registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(d)    “Holder” means any person owning of record Registrable Securities that have not been sold to the public or any assignee of record of such Registrable Securities in accordance with Section 2.10 hereof.

(e)    “Initial Offering” means the firm commitment underwritten initial public offering pursuant to an effective registration statement on Form S-1 (or a successor form) under the Securities Act of 1933, as amended, covering the offer and sale of the Company’s Common Stock to the public, for the account of the Company, at an aggregate offering price of not less than $10,000,000 (prior to deducting any underwriting discounts and commissions).

(f)    “Major Investor” means any Investor (including all affiliates thereof) continuing to own not less than three hundred thousand (300,000) shares of Registrable Securities (as adjusted for stock splits, stock dividends, combinations and similar events).

(g)    “Preferred Stock” means, collectively, the Series A Preferred Stock and Series AA Preferred Stock.

(h)    “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

(i)    “Registrable Securities” means (a) Common Stock of the Company issued or issuable to Investors (or their permitted heirs, successors, transferees and assigns) upon conversion of the Series A Preferred Stock and Series AA Preferred Stock and (b) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such Series A Preferred Stock and Series AA Preferred Stock. Notwithstanding the foregoing, Registrable Securities shall not include any securities sold by a person to the public either pursuant to a registration statement or Rule 144 or sold in a private transaction in which the transferor’s rights under Section 2 of this Agreement are not assigned.

(j)    “Registrable Securities then outstanding” shall be the number of shares determined by calculating the total number of shares of the Company’s Common Stock that are Registrable Securities and either (a) are then issued and outstanding or (b) are issuable pursuant to then exercisable or convertible securities.

(k)    “Registration Expenses” means all expenses incurred by the Company in complying with Sections 2.2, 2.3 and 2.4 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

(l)    “SEC” or “Commission” means the Securities and Exchange Commission.

(m)    “Securities Act” means the Securities Act of 1933, as amended.

(n)    “Selling Expenses” means all underwriting discounts, selling commissions and reasonable fees and disbursements of a single special counsel for the Holders applicable to the sale.

(o)    “Series A Preferred Stock” means the Company’s Series A Preferred Stock.

(p)    “Series B Preferred Stock” means the Company’s Series B Preferred Stock.

(q)    “Series C Preferred Stock” means the Company’s Series C Preferred Stock.

(r)    “Special Registration Statement” means (i) a registration statement relating to any employee benefit plan, or (ii) with respect to any corporate reorganization or transaction under Rule 145 of the Securities Act, including any registration statements related to the resale of securities issued in such a transaction or (iii) a registration related to stock issued upon conversion of debt securities.

Capitalized terms used but not defined herein shall have the same meanings given such terms in the Purchase Agreement.

2.	Registration; Restrictions on Transfer.

2.1    Restrictions on Transfer.

(a)    Each Holder agrees not to make any disposition of all or any portion of the Series AA Preferred Stock or Registrable Securities unless and until:

(i)    there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii)    (A) the transferee has agreed in writing to be bound by the terms of this Agreement, (B) such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (C) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144, except in unusual circumstances. After its Initial Offering, the Company will not require the transferee to be bound by the terms of this Agreement.

Notwithstanding the provisions of paragraphs (i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by a Holder that is (A) a partnership transferring to its partners or former partners in accordance with partnership interests, (B) a corporation transferring to a wholly owned subsidiary or a parent corporation that owns all of the capital stock of the Holder, (C) a limited liability company transferring to its members or former members in accordance with their interest in the limited liability company, or (D) an individual transferring to the Holder’s family member or trust for the benefit of an individual Holder; provided that in each case the transferee will be subject to the terms of this Agreement to the same extent as if he were an original Holder hereunder.

(b)    Each certificate representing Series A Preferred Stock, Series AA Preferred Stock or Registrable Securities shall (unless otherwise permitted by the provisions of the Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT, OR APPLICABLE STATE SECURITIES LAWS, OR AN

OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.

(c)    The Company shall be obligated to reissue unlegended certificates promptly at the request of any Holder thereof if the Holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend.

(d)    Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

2.2    Demand Registration.

(a)    Subject to the conditions of this Section 2.2, if the Company shall receive a written request from (i) in the case of the first request for registration under this Section 2.2, the Holders of a majority of the Registrable Securities then outstanding or (ii) in the case of a subsequent request for registration under this Section 2.2, the Holders of not less than twenty-five percent (25%) of the Registrable Securities then outstanding (in either case, the “Initiating Holders”) that the Company file a registration statement under the Securities Act covering the registration of at least twenty percent (20%) of the Registrable Securities then outstanding, then the Company shall, within thirty (30) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 2.2, effect, as expeditiously as reasonably possible, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered.

(b)    If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.2 or any request pursuant to Section 2.4 and the Company shall include such information in the written notice referred to in Section 2.2(a) or Section 2.4(a), as applicable. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 2.2 or Section 2.4, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such

Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Company are first entirely excluded from the underwriting and registration. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c)    The Company shall not be required to effect a registration pursuant to this Section 2.2:

(i)    prior to the earlier of (A) the third anniversary of the date of this Agreement or (B) twelve (12) months following the effective date of the registration statement pertaining to the Initial Offering;

(ii)    if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than seven million five hundred thousand dollars ($7,500,000);

(iii)    after the Company has effected two (2) registrations pursuant to this Section 2.2, and such registrations have been declared or ordered effective;

(iv)    during the period starting with the date of filing of, and ending on the date one hundred eighty (180) days following, the effective date of the registration statement pertaining to the Initial Offering, provided that the Company makes reasonable good faith efforts to cause such registration statement to become effective;

(v)    if within thirty (30) days of receipt of a written request from Initiating Holders pursuant to Section 2.2(a), the Company gives notice to the Holders of the Company’s intention to file a registration statement for its Initial Offering within sixty (60) days;

(vi)    if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.2, a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders, provided that such right to delay a request shall be exercised by the Company not more than once in any twelve (12)-month period;

(vii)    if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.4 below; or

(viii)    in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required under the Securities Act.

2.3    Piggyback Registrations. The Company shall notify all Holders of Registrable Securities in writing at least twenty (20) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding Special Registration Statements) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within twenty (20) days after the above-described notice from the Company, so notify the Company in writing. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a)    Underwriting. If the registration statement under which the Company gives notice under this Section 2.3 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to be included in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Holders of Registrable Securities on a pro rata basis based on the total number of Registrable Securities held by such Holders; and third, to any shareholder of the Company (other than a Holder) on a pro rata basis. No such reduction shall reduce the amount of securities of the selling Holders of Registrable Securities included in the registration below thirty-three percent (33%) of the total amount of securities included in such registration, unless such offering is the Initial Offering and such registration does not include shares of any other selling shareholders, in which event any or all of the Registrable Securities of the Holders may be excluded in accordance with the immediately preceding sentence. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder which is a partnership or corporation, the partners, retired partners and shareholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing person shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(b)    Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.5 hereof.

2.4    Form S-3 Registration. In case the Company shall receive from any Holder or Holders of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a)    promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b)    as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect more than four (4) such registrations under this Section 2.4, or any such registration, qualification or compliance pursuant to this Section 2.4:

(i)    if Form S-3 is not available for such offering by the Holders;

(ii)    if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than one million dollars ($1,000,000);

(iii)    if within thirty (30) days of receipt of a written request from any Holder or Holders pursuant to this Section 2.4, the Company gives notice to such Holder or Holders of the Company’s intention to make a public offering within sixty (60) days, other than pursuant to a Special Registration Statement;

(iv)    if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board of Directors of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than one hundred twenty (120) days after receipt of the request of the Holder or Holders under this Section 2.4, provided that such right to delay a request shall be exercised by the Company not more than once in any twelve (12)-month period;

(v)    if the Company has, within the twelve (12)-month period preceding the date of such request, already effected a registration on Form S-3 for the Holders pursuant to this Section 2.4; or

(vi)    in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required under the Securities Act.

(c)    Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the requests of the Holders. Registrations effected pursuant to this Section 2.4 shall not be counted as demands for registration or registrations effected pursuant to Sections 2.2 or 2.3, respectively.

2.5    Expenses of Registration. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 2.2, 2.3 or 2.4 herein shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 2.2 or 2.4, the request of which has been subsequently withdrawn by the Initiating Holders unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request or (b) the Holders of a majority of Registrable Securities agree to forfeit their right to one requested registration pursuant to Section 2.2 or Section 2.4, as applicable, in which event such right shall be forfeited by all Holders). If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (a) above, then the Holders shall not forfeit their rights pursuant to Section 2.2 or Section 2.4 to a demand registration.

2.6    Obligations of the Company. Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)    Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to one hundred twenty (120) days or, if earlier, until the Holder or Holders have completed the distribution related thereto; provided, however, that at any time, upon written notice to the participating Holders and for a period not to exceed sixty (60) days thereafter (the “Suspension Period”), the Company may delay the filing or effectiveness of any registration statement or suspend the use or effectiveness of any registration statement (and the Initiating Holders hereby agree not to offer or sell any Registrable Securities pursuant to such registration statement during the Suspension Period) if the Company reasonably believes that the Company may, in the absence of such delay or suspension hereunder, be required under state or federal securities laws to disclose any corporate development the disclosure of which could reasonably be expected to have an adverse effect upon the Company, its shareholders, a potentially significant transaction or event involving the Company, or any negotiations, discussions or proposals directly relating thereto. No more than one (1) such Suspension Period shall occur in any three (3) month period, and no more than two (2) such Suspension Periods shall occur in any twelve (12) month period. In the event that the Company shall exercise its rights hereunder, the applicable time period during which the registration statement is to remain effective shall be extended by a period of time equal to the duration of the Suspension Period. The Company may extend the Suspension Period for an additional consecutive sixty (60) days with the consent of the holders of a majority of the Registrable Securities proposed to be sold by the Initiating Holders, which consent shall not be unreasonably withheld. If so directed by the Company, the Initiating Holders shall use their best efforts to deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Initiating Holders’ possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. The Company shall not be required to file, cause to become effective or maintain the effectiveness of any registration statement that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

(b)    Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in paragraph (a) above.

(c)    Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d)    Use its reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required under the Securities Act.

(e)    In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f)    Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company will use reasonable efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g)    Use its reasonable efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

2.7    Termination of Registration Rights. All registration rights granted under this Section 2 shall terminate and be of no further force and effect five (5) years after the date of the Company’s Initial Offering. In addition, a Holder’s registration rights shall expire earlier if (a) the Company has completed its Initial Offering and is subject to the provisions of the Exchange Act, (b) such Holder (together with its affiliates) holds less than 1% of the Company’s outstanding Common Stock (treating all shares of convertible Preferred Stock on an as converted basis) and (c) all Registrable Securities held by and issuable to such Holder (and its affiliates) may be sold under Rule 144 during any ninety (90)-day period.

2.8    Delay of Registration; Furnishing Information.

(a)    No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

(b)    It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.2, 2.3 or 2.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

2.9    Indemnification. In the event any Registrable Securities are included in a registration statement under Section 2.2, 2.3 or 2.4:

(a)    To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will pay as incurred to each such Holder, partner, officer, director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 2.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.

(b)    To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will pay as incurred any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Violation; provided, however, that the indemnity agreement contained in this Section 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Section 2.9 exceed the net proceeds from the offering received by such Holder.

(c)    Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

(d)    If the indemnification provided for in this Section 2.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder exceed the net proceeds from the offering received by such Holder.

(e)    The obligations of the Company and Holders under this Section 2.9 shall survive completion of any offering of Registrable Securities in a registration statement and the termination of this Agreement. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

2.10    Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by a Holder to a transferee or assignee of Registrable Securities that (a) is a majority-owned subsidiary or a parent, general partner, limited partner, retired partner, member or retired member, stockholder or shareholder of a Holder; (b) is a Holder’s family member or trust for the benefit of an individual Holder; (c) acquires at least five hundred thousand (500,000) shares of Registrable Securities (as adjusted for stock splits and combinations); or (d) is an entity affiliated by common control (or other related entity) with such Holder; provided, however, that (i) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee shall agree in writing to be subject to all restrictions set forth in this Agreement.

2.11    Amendment of Registration Rights. Any provision of this Section 2 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of at least a majority of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this Section 2.11 shall be binding upon each Holder and the Company. By acceptance of any benefits under this Section 2, Holders of Registrable Securities hereby agree to be bound by the provisions hereunder.

2.12    Limitation on Subsequent Registration Rights. Other than as provided in Section 5.11, after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder registration rights pari passu or senior to those granted to the Holders hereunder, other than the right to a Special Registration Statement.

2.13    “Market Stand-Off” Agreement. Upon request of the representative of the underwriters of Common Stock (or other securities) of the Company, each Holder of Registrable Securities hereby agrees that such Holder shall enter into a customary form of agreement not to sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) for a period specified by the Company’s Board of Directors upon advice of the underwriters of Common Stock (or other securities) of the Company, such period not to exceed one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act; provided, however, that:

(a)    such agreement shall apply only to the Company’s Initial Offering; and

(b)    all officers, directors and key employees of the Company and holders of at least one percent (1%) of the Company’s voting securities enter into similar agreements.

2.14    Agreement to Furnish Information. Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter that are consistent with the Holder’s obligations under Section 2.13 or that are necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, each Holder shall provide, within ten (10) days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act. The obligations described in Section 2.13 and this Section 2.14 shall not apply to a Special Registration Statement. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said one hundred eighty (180)-day period. Each Holder agrees that any transferee of any shares of Registrable Securities shall be bound by Sections 2.13 and 2.14. The underwriters of the Company’s stock are intended third-party beneficiaries of Sections 2.13 and 2.14 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

2.15    Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

(a)    make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

(b)    file with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

(c)    so long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

2.16    Access to Executives. Upon ten (10) business days advance notice to the Company for any Holder, the Company will make available its then-current Chief Executive Officer, Chief Financial Officer and Chief Operating Officer or equivalent function (the “Company Executives”) for the purpose of participating in a reasonable number of “roadshow” presentations to financial analysts, investment banking personnel, securities brokers and dealers and prospective investors which may be conducted from time to time in conjunction with the sale of some or all of the Holders’ Registrable Securities and as permitted by the Securities Act and the rules and regulations thereunder. While it is the intent of the parties that the foregoing presentations be conducted at times and in places reasonably convenient to the Company

Executives, the Company acknowledges that the Company Executives’ participation in the presentations may, and likely will, require some travel from the Company’s headquarters.

3.	Covenants of the Company, Investors and Prior Holders.

3.1    Basic Financial Information and Reporting.

(a)    The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied, and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.

(b)    As soon as practicable after the end of each fiscal year of the Company, and in any event within ninety (90) days thereafter, the Company will furnish each Major Investor a balance sheet of the Company as at the end of such fiscal year, and a statement of income and a statement of cash flows of the Company for such year, all prepared in accordance with generally accepted accounting principles consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail. Such financial statements shall be accompanied by a report and opinion thereon by independent public accountants of national standing, which are in good standing with the SEC, selected by the Company’s Board of Directors. The Company shall also furnish drafts copies of such financial statements to each Major Investor within forty-five (45) days after the end of each fiscal year of the Company.

(c)    The Company will furnish each Major Investor: as soon as practicable after the end of each of the first, second and third quarterly accounting periods in each fiscal year of the Company, a balance sheet of the Company as of the end of each such quarterly period, and a statement of income and a statement of cash flows of the Company for such period and for the current fiscal year to date. The Company will furnish to each Major Investor with reasonable promptness such other data and information as from time to time may be reasonably requested.

(d)    In the event the Company fails to provide any of the reports or financial statements required by Sections 3.1(b) and (c), any Major Investor may give the Company notice requesting immediate delivery of such reports.

3.2    Inspection Rights. Each Major Investor shall have the right to visit and inspect any of the properties of the Company or any of its subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, and to review such information as is reasonably requested all at such reasonable times during regular business hours with reasonable advance notice and as often as may be reasonably requested; provided, however, that the Company shall not be obligated under this Section 3.2 with respect to a competitor of the Company or with respect to information which the Board of Directors determines in good faith is confidential and should not, therefore, be disclosed.

3.3    Confidentiality of Records. Each Investor agrees to use, and to exercise commercially reasonable efforts to insure that its authorized representatives use, the same degree of care as such Investor uses to protect its own confidential information to keep confidential any information furnished to it which the Company identifies as being confidential or proprietary (so long as such information is not in the public domain), except that such Investor may disclose such proprietary or confidential information to any partner, subsidiary, parent or advisor of such Investor for the purpose of evaluating its investment in the Company as long as such partner, subsidiary, parent or advisor is advised of the confidentiality provisions of this Section 3.3 and agrees to comply with such provisions.

3.4    Reservation of Common Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Series A Preferred and Series AA Preferred Stock, all Common Stock issuable from time to time upon such conversion.

3.5    Option Plans. The grant of stock options or sale of stock or other stock equivalents to employees, directors, consultants and other service providers shall be made pursuant to the Company’s 2004 Stock Plan, 2010 Stock Plan or another Incentive Stock Option Plan, Stock Purchase Plan or similar plan approved and administered by the Company’s Board of Directors.

3.6    Designation of Chief Executive Officer. The Company and the Investors agree that, until such time as the Company hires a permanent Chief Executive Officer, the office of the Chief Executive Officer shall be held by the Company’s President which, as of the date of this Agreement, is John Pescatore.

3.7    Meetings of the Board of Directors. Meetings of the Company’s Board of Directors shall be held quarterly, unless and until directed otherwise by the Board of Directors.

3.8    Visitation Rights. For so long as Peter Lasensky, Richard Rohmann and Frank Creede, respectively, retain at least 993,514, 379,768 and 291,074 shares of Common Stock of the Company and options to purchase Common Stock of the Company (in each case as adjusted to reflect stock splits, stock dividends, combinations and similar recapitalization events), the Company shall allow such individuals to attend all meetings of the Company’s Board of Directors in a nonvoting capacity; provided, however, that the Company reserves the right to exclude such individuals from access to any material or meeting or portion thereof if the Company believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information or for other similar reasons. For purposes of this Section 3.8, shares held by a spouse or member of such individual’s immediate family, a custodian, trustee (including a trustee of a voting trust), executor or other fiduciary for the account of such individual spouse or members of such individual’s immediate family, or a trust for such individual’s benefit, shall be aggregated when calculating the applicable share ownership threshold.

3.9    Confidentiality and Assignment of Inventions Agreements. The Company shall require all employees and consultants to execute and deliver to the Company, prior to commencing employment with or services for the Company, as the case may be, a Confidentiality Agreement and an Assignment of Inventions Agreement.

3.10    Assignment of Right of First Refusal. In the event the Company elects not to exercise any right of first refusal or right of first offer the Company may have on a proposed transfer of any of the Company’s outstanding capital stock pursuant to the Company’s charter documents, by contract or otherwise, the Company shall, to the extent it may do so, assign such right of first refusal or right of first offer to each Major Investor. In the event of such assignment, each Major Investor shall have a right to purchase its pro rata portion of the capital stock proposed to be transferred. Each Major Investor’s pro rata portion shall be equal to the product obtained by multiplying (i) the aggregate number of shares proposed to be transferred by (ii) a fraction, the numerator of which is the number of shares of Registrable Securities held by such Major Investor at the time of the proposed transfer and the denominator of which is the total number of shares owned by all Major Investors at the time of such proposed transfer.

3.11    Approval. The Company shall not without the approval of a majority of the Board of Directors, with all non-interested Directors voting, authorize or enter into any transactions with any director or management employee, or such director’s or employee’s immediate family or affiliates.

3.12    Directors’ Liability and Indemnification. The Company’s Charter and Bylaws shall provide (a) for elimination of the liability of directors to the maximum extent permitted by law and (b) for indemnification of directors for acts on behalf of the Company to the maximum extent permitted by law. In addition, subject to the approval of the Board of Directors, the Company shall continue to maintain, during the term of this Agreement, directors’ and officers’ liability insurance.

3.13    Election of Board of Directors.

(a)    Until the earlier of (A) September 30, 2010 and (B) the effective date of the registration statement pertaining to the Initial Offering, at each election of directors of the Company, the Investors and Prior Holders hereby consent and agree to vote in favor of the following persons all shares of outstanding voting capital stock of the Company now held or subsequently acquired by the Investors or Prior Holders to elect: (i) four (4) nominees of the holders of Series C Preferred Stock and Series B Preferred Stock, voting together as a separate class, and (ii) three (3) nominees of the holders of Series A Preferred and Common Stock (one of whom shall be the Chief Executive Officer of the Company), voting together as a separate class. If any vacancy shall occur on the Board of Directors, all parties hereto shall take all necessary actions, including the holding of a meeting of the shareholders if required, to insure that the composition of the Board of Directors remains as set forth herein.

(b)    After the earlier of (A) September 30, 2010 and (B) the effective date of the registration statement pertaining to the Initial Offering, all members of the Company’s Board of Directors shall be elected by vote of the holders of Common and Preferred Stock, voting together as a single class on an as-if-converted basis, at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors. If any vacancy shall occur on the

Board of Directors, all parties hereto shall take all necessary actions, including the holding of a meeting of the shareholders if required, to insure that the composition of the Board of Directors remains as set forth herein.

3.14    Termination of Covenants. All covenants of the Company contained in Section 3 of this Agreement shall expire and terminate in full upon the earlier of (i) the effective date of the registration statement pertaining to the Initial Offering, which results in the Series A Preferred Stock and Series AA Preferred Stock being converted into Common Stock or (ii) upon (a) the sale, lease or other disposition of all or substantially all of the assets of the Company or (b) an acquisition of the Company by another corporation or entity by consolidation, merger or other reorganization in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the corporation or other entity surviving such transaction, provided that this Section 3.14(ii)(b) shall not apply to a merger effected exclusively for the purpose of changing the domicile of the Company (a “Change in Control”).

4.	Rights of First Refusal.

4.1    Subsequent Offerings. Each Investor shall have a right of first refusal to purchase its pro rata share of all Equity Securities, as defined below, that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 4.6 hereof. Each Investor’s pro rata share is equal to the ratio of (a) the number of shares of the Company’s Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Series A Preferred Stock and the Series AA Preferred Stock or upon the exercise of any outstanding warrants or options) which such Investor is deemed to be a holder immediately prior to the issuance of such Equity Securities to (b) the total number of shares of the Company’s outstanding Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Series A Preferred Stock and the Series AA Preferred Stock or upon the exercise of any outstanding warrants or options) immediately prior to the issuance of the Equity Securities. The term “Equity Securities” shall mean (i) any Common Stock, Preferred Stock or other security of the Company, (ii) any security convertible, with or without consideration, into any Common Stock, Preferred Stock or other security (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any Common Stock, Preferred Stock or other security or (iv) any such warrant or right.

4.2    Exercise of Rights. If the Company proposes to issue any Equity Securities, it shall give each Investor written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same. Each Investor shall have twenty (20) days from the giving of such notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased. Notwithstanding the foregoing, the Company shall not be required to offer or sell such Equity Securities to any Investor who would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale or to any Investor that is not an “accredited investor” within the meaning of Regulation D under the Securities Act.

4.3    Issuance of Equity Securities to Other Persons. If not all of the Investors elect to purchase their pro rata share of the Equity Securities, then the Company shall promptly notify in writing the Investors who do so elect and shall offer such Investors the right to acquire such unsubscribed shares. The Investors shall have ten (10) days after receipt of such notice to notify the Company of its election to purchase all or a portion thereof of the unsubscribed shares. If the Investors fail to exercise in full the rights of first refusal, the Company shall have ninety (90) days thereafter to sell the Equity Securities in respect of which the Investor’s rights were not exercised, at a price and upon general terms and conditions materially no more favorable to the purchasers thereof than specified in the Company’s notice to the Investors pursuant to Section 4.2 hereof. If the Company has not sold such Equity Securities within ninety (90) days of the notice provided pursuant to Section 4.2, the Company shall not thereafter issue or sell any Equity Securities, without first offering such securities to the Investors in the manner provided above.

4.4    Termination and Waiver of Rights of First Refusal. The rights of first refusal established by this Section 4 shall not apply to, and shall terminate upon the earlier of (i) the effective date of the registration statement pertaining to the Company’s Initial Offering or (ii) a Change in Control. The rights of first refusal established by this Section 4 may be amended, or any provision waived (which amendment or waiver shall be binding and effective upon all Investors), with the written consent of Investors holding a majority of the Registrable Securities held by all Investors, or as permitted by Section 5.6.

4.5    Transfer of Rights of First Refusal. The rights of first refusal of each Investor under this Section 4 may be transferred to the same parties, subject to the same restrictions, as any transfer of registration rights pursuant to Section 2.10.

4.6    Excluded Securities. The rights of first refusal established by this Section 4 shall have no application to any of the following Equity Securities:

(a)    shares of Common Stock or options to purchase Common Stock issued to directors, officers or employees of, or consultants to, the Company pursuant to the Company’s 2004 Stock Plan, 2010 Stock Plan or another Incentive Stock Option Plan, Stock Purchase Plan or similar plan approved and administered by the Company’s Board of Directors;

(b)    any Equity Securities that are issued by the Company pursuant to a firm commitment underwritten public offering registered under the Securities Act;

(c)    shares of Common Stock issued upon conversion or exercise, as the case may be, of shares of Preferred Stock, options, warrants or other convertible securities issued by the Company that are outstanding prior to the date of this Agreement;

(d)    shares of Common Stock issued by the Company as a dividend or distribution on Preferred Stock;

(e)    warrants issued to commercial lending institutions or equipment lessors in connection with commercial credit agreements, equipment financings or similar transactions;

(f)    any Equity Securities issued for consideration other than cash in connection with a merger, consolidation, acquisition or similar business combination approved by the Board of Directors; and

(g)    any Equity Securities issued for consideration other than cash in connection with a joint venture, strategic alliance or similar corporate partnering arrangement approved by the Board of Directors.

5.	Miscellaneous.

5.1    Governing Law. This Agreement shall be interpreted under the laws of the State of California as applied to agreements among California residents, made and to be performed entirely within the State of California. THE PARTIES TO THIS AGREEMENT HEREBY WAIVE THEIR RIGHT TO A TRIAL BY JURY WITH RESPECT TO DISPUTES ARISING UNDER THIS AGREEMENT AND CONSENT TO A BENCH TRIAL WITH THE APPROPRIATE JUDGE ACTING AS THE FINDER OF FACT.

5.2    Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by any Holder and the closing of the transactions contemplated hereby.

5.3    Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.

5.4    Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all other agreements between or among any of the parties with respect to the subject matter hereof.

5.5    Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

5.6    Amendment and Waiver.

(a)    Except as otherwise expressly provided, this Agreement may be amended or modified only upon the written consent of the Company and the holders of at least a majority of the Registrable Securities, which amendment shall be binding and effective upon all holders of Registrable Securities.

(b)    Except as otherwise expressly provided, the obligations of the Company and the rights of the Holders under this Agreement may be waived only with the written consent of the holders of at least a majority of the Registrable Securities, which waiver shall be binding and effective upon all holders of Registrable Securities.

(c)    For the purposes of determining the number of Holders or Investors entitled to vote or exercise any rights hereunder, the Company shall be entitled to rely solely on the list of record holders of its stock as maintained by or on behalf of the Company.

5.7    Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any Holder upon any breach, default or noncompliance of the Company under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any Holder’s part of any breach, default or noncompliance under the Agreement or any waiver on such Holder’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law or otherwise afforded to Holders, shall be cumulative and not alternative.

5.8    Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof or Schedule A hereto or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

5.9    Attorneys’ Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

5.10    Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

5.11    Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company shall issue additional Units pursuant to the Purchase Agreement, any purchaser of such Units may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed an “Investor,” a “Holder” and a party hereunder. Notwithstanding anything to the contrary contained herein, if the Company shall issue Equity Securities in accordance with Section 4.6(e), (f) or (g) of this Agreement, any purchaser of such Equity Securities may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed an “Investor,” a “Holder” and a party hereunder.

5.12    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

5.13    2006 Rights Agreement. This Agreement replaces and supersedes the 2006 Rights Agreement. The 2006 Rights Agreement is terminated and has no continuing force or effect as of the date of this Agreement. The Company and the Investors (constituting the holders of at least a majority of the outstanding Registrable Securities as defined in the 2006 Rights Agreement) hereby agree that the right of first refusal pursuant to Section 4.1 of the 2006 Rights Agreement, and any similar preemptive right or right of first refusal, is waived with respect to the issuance of the Equity Securities pursuant to the Purchase Agreement and the shares of Preferred Stock and/or Common Stock issuable upon conversion of such Equity Securities.

5.14    Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities or persons or persons or entities under common management or control shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

[The Remainder of This Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:

PACIFIC DATAVISION

By:	/s/ John Pescatore
Name: John C. Pescatore
Title: President and CEO

INVESTORS:

Alicia Rygiel

Amie & Robert Yabroff

AMK International, Inc.

Ann Poh

Arthur L. Cahoon

Benjamin & Susan Frishberg

Brian D. McAuley

Brian D. McAuley, as Trusteee for Beth Kathryn McAuley

Brian D. McAuley, as Trusteee for Christian Brian McAuley

Brian D. McAuley, as Trusteee for Mary Elizabeth McAuley

Brian D. McAuley, as Trusteee for Tricia Florence McAuley

Curtis A. Gulbro

Darryl K. Korn, Trustee, Darryl K. Korn Living Trust U/A dated 12/14/91

David Lasensky

David Lasensky Irrevocable Trust

Douglas Gardner

Douglas Grissom

Edward E. Hicks & Teresa Hicks-Nuzzi

Eileen Gildea

Elby Loyd

Eric C. Mollman & Mary C. Mollman

Eric Mollman

Finch Family Trust Dated Nov. 23, 1987

Frank Creede

Glenn Carpenter

Goolock Associates

Halsey Family Tust

James H. Dahl

James M. Davidson Revocable Deed of Trust 9/1/99

James Perry

Jane McAuley

John C. Pescatore

John D. and Claudia J. Larsen

John L. Smaha

John Major

John Sites Jr.

Jonathan Butler

Joseph Lasensky

Joseph Oakes

Ken G. Secemski

Las Aguillas Holdings, LLC (Account BW-53560)

LeRoy Kirchner, Jr.

Lisa and Barry Marks

Lisa Giadini

Lorenz Fischer-Zernin

Marcus Rhodes

Mark L. Creede

Melanie Kirchner

Mercedes Iglesias

Michael Carey and Mary Carey

Michelle K. Pescatore

Morgan O’Brien

Nextone, LLC

Northwood Capital Partners, LLC

Northwood Ventures, LLC

Orhan Sadik-Khan

Paul Finnegan

Paul Mastroianni and Noreen Mastroianni

Peter Joel Lasensky

RaptorTrust u/a/d December 28, 2004

Revocable Trust of Jack Markell

Richard E. Rohmann, Trustee of the Richard E. Rohmann Trust, dated April 23, 1991

Richard P. Miklau

Richard Somers

Robert A. Vickery

Schabarum Family Trust

SK Partners

Southfield Communications

Stan De Cosmo

Stelca A. Somerville, Trustee of the Trust A/Somerville Family Trust dated February 27, 1980

Steve Schreiber

Sutton Family Trust dated 6-5-95

TRG Consulting

UBS Financial Services, Inc. as IRA Custodian for Joseph A Lozito, MD

Ulrich E. Keller, Jr. and Anne L. Confair

Wayland Hicks